Exhibit 10.1

NOTE EXCHANGE AGREEMENT

NOTE EXCHANGE AGREEMENT, dated as of __________, 2012 (this “Agreement”), between HANCOCK FABRICS, INC., a Delaware corporation (the “Issuer”) and __________ (the “Holder”).

WHEREAS, the Issuer has outstanding, among other things, indebtedness in the form of Floating Rate Series A Secured Notes due 2013 (the “Subject Bonds”), issued pursuant to the Indenture dated as of June 17, 2008, between the Issuer and Deutsche Bank National Trust Company, as trustee;

WHEREAS, the Holder currently owns approximately $________ in principal amount of the Subject Bonds, as set forth on Schedule I (the “Existing Holder Bonds”);

WHEREAS, the Holder desires to exchange, and the Issuer desires to allow the exchange of, the entire amount of the Existing Holder Bonds for (i) an aggregate principal amount of the Issuer’s Floating Rate Series A Secured Notes due 2017 (the “New Notes”) equal to fifty percent (50%) of the outstanding aggregate principal amount of the Existing Holder Bonds (the “Note Consideration”), to be issued under an indenture (the “Indenture”) between the Issuer and Deutsche Bank National Trust Company, as trustee (the “Trustee”), the form of which was filed as an exhibit to the Application for Qualification of Indenture on Form T-3 filed by the Issuer with the Securities and Exchange Commission, and (ii) cash equal to fifty percent (50%) of the outstanding aggregate principal amount of the Existing Holder Bonds (together with the Fractional Note Consideration (as defined below), the “Cash Consideration”; the Cash Consideration and the Note Consideration are collectively referred to herein as the “Exchange Consideration”) (collectively, the “Exchange”);

WHEREAS, to effect the Exchange, the Holder will surrender the Existing Holder Bonds in exchange for the Exchange Consideration in a manner expected to be exempt from  registration under United States securities laws pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, concurrently with or subsequent to the Exchange, the Issuer proposes to exchange common stock warrants of the Issuer (the “Original Warrants”), issued in connection with the Subject Bonds pursuant to that certain Master Warrant Agreement, dated as of June 17, 2008, between the Issuer and Continental Stock Transfer & Trust Company, as warrant agent, for new common stock warrants, to be issued pursuant to a Master Warrant Agreement, dated as of the date hereof, between the Issuer and Continental Stock Transfer & Trust Company, as warrant agent,  pursuant to one or more privately negotiated exchange transactions under Section 3(a)(9) of the Securities Act between the Issuer and certain holders of the Original Warrants (collectively, the “Warrant Exchange”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Issuer and the Holder hereby agree as follows:

ARTICLE I
EXCHANGE

Section 1.1         Exchange.  On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, at the Closing (as defined below), (i) the Holder shall cause to be validly and irrevocably surrendered for exchange and cancellation the Existing Holder Bonds and (ii) the Issuer shall cause (A) the New Notes as set forth on Schedule I to be deposited with the Trustee on behalf of the Holder, and registered in the name of the Depository Trust Company or its nominee, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture and (B) the Cash Consideration as set forth on Schedule I to be delivered to the Holder pursuant to wire instructions delivered by the Holder to the Issuer not less than three (3) business days prior to the Closing.

Section 1.2         Consideration.  In exchange for each $1,000 principal amount of Existing Holder Bonds and integral multiples thereof properly exchanged, the Holder will receive a principal amount of the New Notes and Cash Consideration equal to the Exchange Consideration as set forth on Schedule I.  The aggregate principal amount of the New Notes issued to the Holder for all Existing Holder Bonds exchanged by the Issuer will be rounded down, if necessary, to the nearest whole multiple of $1,000; provided, that if after such rounding the Holder would be entitled to a fractional amount of New Notes less than $1,000, the Issuer shall deliver to the Holder cash in lieu of any such fractional amount (the “Fractional Note Consideration”).

Section 1.3         Closing.  The closing of the Exchange (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, 28th Floor,

San Francisco, California 94111 within three (3) business days of the execution and delivery of this Agreement by each of the parties hereto, provided that all of the conditions set forth in Article IV have been satisfied or waived, or at such time and place as the parties hereto shall agree.

Section 1.4         Tax Treatment.  The parties hereto intend to treat the Holder’s exchange of the Existing Holder Bonds for the New Notes as a recapitalization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer represents and warrants to, and agrees with, the Holder that:

(a)           The Issuer has been duly incorporated and is an existing corporation or company in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own its properties and conduct its business as currently conducted; and the Issuer is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be duly qualified or in good standing would not individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Issuer and its subsidiaries taken as a whole (“Material Adverse Effect”).

(b)           The Indenture has been duly authorized by the Issuer and, as of the Closing, will have been duly executed and delivered by the Issuer.  As of the Closing, the Exchange and the New Notes have been duly authorized by the Issuer; and when the New Notes are issued, executed, and delivered pursuant to this Agreement and when the Indenture is executed and delivered and the New Notes are authenticated by the Trustee in accordance with the provisions of the Indenture, the Indenture will have been duly executed and delivered, such New Notes will have been duly executed, authenticated, issued and delivered, and will be entitled to the benefits provided in the Indenture, and the Indenture and such New Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)           No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required for the consummation of the transactions contemplated by the Operative Documents in connection with the Exchange and issuance of the New Notes or the issuance of the guarantees of the New Notes (the “Guarantees”) by certain subsidiaries of the Issuer named in the Indenture (the “Guarantors”), except (i) as may be required under the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”) or the regulations thereunder, state securities “Blue Sky” laws in connection with the transactions contemplated hereby, (ii) such as will have been obtained on or prior to the Closing and (iii) for such consents, approvals, authorizations, or orders as to which the failure to obtain or have would not adversely affect the Holder and as to which the failure to obtain or have would not have a Material Adverse Effect. The foregoing representation is made after reasonable consultation with counsel having responsibility for the matters covered thereby.  “Operative Documents” means this Agreement, the Indenture, the New Notes, and the Guarantees.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE HOLDER

The Holder represents and warrants to, and agrees with, the Issuer that:

(a)           The Holder has been duly organized and is in good standing under the laws of the jurisdiction of its organization, with company power and authority to execute, deliver and perform the terms of this Agreement and to consummate the Exchange and has taken all necessary company action to authorize the execution, delivery and performance of this Agreement.

(b)           This Agreement has been duly and validly executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency or other similar laws of general application affecting creditors’ rights and general principles of equity.

(c)           Neither the execution and delivery by the Holder of this Agreement, the compliance by the Holder with the terms and conditions hereof, nor the consummation by the Holder of the transactions contemplated hereby will (i) violate, result in a breach of, or constitute a default under its constitutional or other governing documents, if any, (ii) violate, result in a breach of, or constitute a default under (with or without notice or lapse of time, or both), in each case in any material respect, any agreement, instrument, judgment, order or decree to which the Holder is a party or is otherwise bound or give to others any material rights or interests (including rights of purchase, termination, cancellation or acceleration) under any such agreement or instrument or (iii) conflict with or violate in any material respect any applicable laws.  The execution, delivery and performance of this Agreement by the Holder and the consummation of the transactions contemplated hereby do not and will not require any permit of, or filing with or notification to, any Governmental Entity except, as applicable, requirements under the Exchange Act and the rules and regulations promulgated thereunder.  “Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(d)           The Holder and/or its affiliates are the lawful owners of record and beneficially of the Existing Holder Bonds listed next to its name on Schedule I, and have good and marketable title to the Existing Holder Bonds, free and clear of any encumbrances, except for encumbrances created by this Agreement.  There are no contracts or other agreements between or among the Holder and any other person that would conflict with, restrict or prohibit the Holder’s ability to exchange the Existing Holder Bonds as described herein.

ARTICLE IV
CONDITIONS TO CLOSING

Section 4.1         Mutual Conditions.  The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing, of following condition:

(a)           Warrant Exchange.  The Warrant Exchange shall have been consummated in accordance with the terms thereof or the Issuer and Holder shall have entered into an irrevocable agreement to consummate the Warrant Exchange.

Section 4.2         Conditions to the Obligations of the Issuer.  The obligations of the Issuer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Holder set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing as though made on and as of the Closing, other than for such failures to be true and correct, that individually and in the aggregate, would not reasonably be expected to have a material adverse effect on the Holder’s ability to perform its obligations under this Agreement.

(b)           Performance of Agreements.  The Holder shall have performed and complied in all material respects with each agreement and obligation required by this Agreement to be performed or complied with by the Holder on or prior to the Closing.

(c)           Closing Deliveries.  The Holder shall have made the deliveries required to be made by it under Section 1.1.

Section 4.3         Conditions to the Obligations of the Holder.  The obligations of the Holder to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or before the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Issuer set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those that are not so qualified shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing as though made on and as of the Closing, other than for such failures to be true and correct, that individually and in the aggregate, would not reasonably be expected to have a material adverse effect on the Issuer’s ability to perform its obligations under this Agreement.

(b)           Performance of Agreements.  The Issuer shall have performed and complied in all material respects with each agreement and obligation required by this Agreement to be performed or complied with by the Issuer on or prior to the Closing.

(c)           Closing Deliveries.  The Issuer shall have made the deliveries required to be made by it under Section 1.1.

ARTICLE V
SURVIVAL

Section 5.1         Survival.  All representations and warranties of the Issuer under this Agreement shall not survive the Closing.

ARTICLE VI
GENERAL

Section 6.1         Entire Agreement.  This Agreement contains all of the agreements, covenants, terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, representations, warranties and communications of any kind between the parties and their representatives, whether oral or written, respecting such subject matter.

Section 6.2          Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

Section 6.3          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

Section 6.4         Counterparts; Effectiveness.  This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6.5         Severability.  If a court of competent jurisdiction rules that any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the parties agree that this Agreement shall be considered severable and divisible, and a reviewing court shall have the authority to amend or “blue pencil” this Agreement so as to make it fully valid and enforceable.

Section 6.6         Expenses.  All fees and expenses incurred in connection with the transactions contemplated hereby shall be the responsibility of the respective party incurring such fees and expenses.

Section 6.7         Notices.  All notices and other communications provided for or permitted hereunder shall be in writing and shall be made by (a) United States registered or certified mail (return receipt requested), postage prepaid, in an envelope properly sealed, (b) a facsimile transmission where written acknowledgment of receipt of such transmission is received and a copy of the transmission is mailed with postage prepaid or (c) a nationally recognized overnight delivery service, in each case as follows:

(a)           if to the Issuer or the Guarantors:

Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, Mississippi 38824
Attention:    Chief Financial Officer

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attention:   C. Brophy Christensen, Jr., Esq.
      Eric C. Sibbitt, Esq.

(b)           if to the Holder, to the address under the Holder’s name on the signature pages hereto.

Section 6.8         Remedies; Limitations.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.   It is accordingly agreed that, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Issuer, on the one hand, and the Holder, on the other hand, will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.  The parties agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

(b)           The sole and exclusive remedy for breaches of representations and warranties set forth herein shall be the respective right to refuse to consummate one or more transactions contemplated herein, as applicable, in accordance with and subject to the conditions precedent set forth herein.

(c)           Notwithstanding anything to the contrary herein, in any action, suit, claim or other proceeding hereunder or otherwise in connection with the transactions contemplated hereby, whether pursuant to claims under contract, tort, indemnification or any other theory, no party shall seek or be entitled to, and each party hereby knowingly and expressly disclaims the right to assert or receive, damages other than direct damages.  In furtherance of the foregoing, the parties expressly disclaim, and shall not be entitled to recover, any indirect, incidental, special, exemplary, punitive or consequential damages or any damages measured by or based on diminution of value, lost profits, a multiple of earnings and/or future value of the New Notes.

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HANCOCK FABRICS, INC.

By:
Name:
Title:

[HOLDER]

By:	/s/
Name:
Title:

Address:

[ ]

SCHEDULE I

Holder	Outstanding Principal Amount of Existing Holder Bonds to be Exchanged	Note Consideration (per $1,000 Principal Amount of Existing Holder Bonds Exchanged)	Principal Amount of New Notes to be Issued (Rounded down to nearest $1,000)	Amount of Cash Consideration (including Fractional Note Consideration)